Exhibit 99.2

Technology Solutions Standalone Twelve-Months ended May 31, 2021 Statement of Operations Data

The statement of operations data for SYNNEX Technology Solutions Standalone for the twelve months ended May 31, 2021, are unaudited and was derived from the historical consolidated financial statements of SYNNEX for the corresponding period, adjusted to exclude the results of the Concentrix customer experience business to reflect for the full period presenting the separation of the Concentrix business that was completed on December 1, 2020 by the distribution of one hundred percent of the outstanding common stock of Concentrix Corporation to our stockholders.

The information presented below is not necessarily indicative of the results to be expected in any future period, and is not necessarily indicative of results for SYNNEX’ full fiscal year. The Technology Solutions Standalone Twelve-Months ended May 31, 2021 Statement of Operations Data does not reflect the impact of the proposed acquisition and related financing and re-financings transactions or any synergies that may be achieved from such transactions, and is not indicative of results that would have been reported had such transactions occurred as of the dates indicated. The fiscal year of SYNNEX ends on November 30 of each year.

SYNNEX Technology Solutions Standalone Twelve Months Ended May 31,
STATEMENT OF OPERATIONS DATA	2021
(in thousands)
Revenue	$22,221,036
Cost of revenue	(20,923,157)

Gross profit	1,297,879
Selling, general and administrative expenses	(675,478)

Operating income	622,401
Interest expense and finance charges, net	(84,639)
Other income (expense), net	(7,231)

Income from continuing operations before income taxes	530,531
Provision for income taxes	(130,787)

Income from continuing operations	399,744
Income from discontinued operations, net of taxes	—

Net Income	399,744

OTHER FINANCIAL DATA
(in thousands)
EBITDA (1)	$678,302
Adjusted EBITDA (1)	719,571

(1)

SYNNEX defines EBITDA as net income before interest, taxes, depreciation and amortization. Adjusted EBITDA represents reported EBITDA as further adjusted for the line items listed in the table below. For the six-month periods ended May 31, 2021 and 2020 and the twelve-month period ended May 31, 2021, Adjusted EBITDA excluded other expense, net, transaction-related and integration expenses, share-based compensation expense and income from discontinued operations, net of taxes. For the fiscal years ended November 30, 2020 and 2019, Adjusted EBITDA excluded other income (expense), net and transaction-related and integration expenses. SYNNEX believes that providing this additional information is useful to the reader to better assess and understand our base operating performance, especially when comparing results with previous periods and for planning and forecasting in future periods, primarily because management typically monitors the business adjusted for these items in addition to GAAP results. SYNNEX management also uses these non-GAAP measures to establish operational goals and, in some cases, for measuring performance for compensation purposes. As these non-GAAP financial measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be used as a complement to, and in conjunction with data presented in accordance with GAAP.

SYNNEX Technology Solutions Standalone Twelve Months Ended
(in thousands)	May 31, 2021
Net Income	399,744
Interest expense and finance charges, net	84,639
Provision for income taxes	130,787

Depreciation (excluding accelerated depreciation included in transaction-related and integration expenses below)	24,377
Amortization of intangibles	38,755

EBITDA	678,302
Other (income) expense, net (excluding amounts included in transaction-related and integration expenses below)	4,978
Transaction-related and integration expenses	15,248
Share-based compensation	21,043
Income from discontinued operations	—

Adjusted EBITDA	719,571

On December 1, 2020, SYNNEX completed the separation of its Concentrix business from SYNNEX (the “Separation”). The information in the table below shows the historical results of operations of SYNNEX after giving effect to the Separation. In addition, as shown below, SYNNEX defines Segment Adjusted EBITDA for its Technology segment as operating income before acquisition-related and integration expenses, amortization of intangibles, share-based compensation and depreciation as shown in the table below. For the twelve-month period ended May 31, 2021, we also show Combined Adjusted EBITDA, which is a non-GAAP financial measure that represents the mathematical sum of Segment Adjusted EBITDA for SYNNEX for the twelve-month period ended May 31, 2021 and Adjusted EBITDA for Tiger Parent for the twelve-month period ended April 30, 2021. Combined Adjusted EBITDA is presented as a matter of convenience to investors. Combined Adjusted EBITDA is not derived from pro forma financial information prepared on the basis of GAAP, SEC rules and regulations or any other standard, and as such it does not reflect all adjustments that would be reflected in pro forma financial information that gives effect to the Transactions. This measure also includes an estimated $100.0 million of expected cost synergies generated in the first year after the closing of the Merger. See “Non-GAAP Financial Measures.” The following table provides a reconciliation of Segment Adjusted EBITDA and Combined Adjusted EBITDA to operating income, the most comparable GAAP measure.

	Fiscal Year Ended November 30,			Twelve Months Ended May 31,
(in thousands)	2020	2019	2018	2021
Segment revenue	$19,977,150	$19,069,970	$17,323,163	$22,221,036
GAAP operating income	$521,341	$519,429	$405,474	$622,401
Acquisition-related and integration expenses	7,414	981	7,642	12,995
Amortization of intangibles	40,148	43,875	50,007	38,755
Share-based compensation	17,631	17,608	15,026	21,043

Non-GAAP operating income (1)	$586,534	$581,893	$478,149	$695,195
Spin-off cost amortization	2,253	—	—	—
Depreciation	24,923	22,454	20,681	24,377

Segment Adjusted EBITDA	$613,710	$604,347	$498,830	$719,571

Tech Data Adjusted EBITDA (2)				$887,000
Expected first-year cost synergies (3)				$100,000

Combined Adjusted EBITDA				$1,707,000

OTHER FINANCIAL DATA
Capital Expenditures	26,633	27,542	32,786	18,667

Free Cash Flow (Adjusted EBITDA - CapEx)	$587,077	$576,805	$466,044	$700,905
Gross Profit	$1,193,858	$1,157,258	$996,580	$1,297,879

GAAP operating margin	2.61%	2.72%	2.34%	2.80%
Non-GAAP operating margin (4)	2.94%	3.05%	2.76%	3.13%
Adjusted EBITDA margin (5)	3.08%	3.17%	2.88%	3.24%
Free Cash Flow Conversion (Free Cash Flow / Adjusted EBITDA)	95.68%	95.44%	93.43%	97.41%

(1)	Non-GAAP operating income is operating income adjusted to exclude transaction-related and integration expenses, amortization of intangible assets and share-based compensation expense.
(2)

Tech Data defined Adjusted EBITDA as reported EBITDA plus or minus adjustments for defined items in the ABL Credit Agreement, including, but not limited to, extraordinary, nonrecurring or unusual items, acquisition, integration and restructuring expenses, human resources expenses, stock-based and long term incentive compensation expense, legal settlements and other litigation related costs, discontinued operations/facilities, systems design, implementation or establishment costs, public company costs, purchase accounting adjustments and management fees.

(3)	Synergies are expected to be generated from transaction cost synergies and cumulative cost savings from Tech Data’s GBO 2 Program.
(4)	Non-GAAP operating margin is defined as non-GAAP operating income divided by revenue
(5)	Adjusted EBITDA margin is Adjusted EBITDA divided by revenue.